UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 28, 2012

Banner Corporation
(Exact name of registrant as specified in its charter)

Washington	0-26584	91-1691604
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

10 S. First Avenue
Walla Walla, Washington  99362
(Address of principal executive offices and zip code)

(509) 527-3636
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Definitive Material Agreement

On March 28, 2012, Banner Corporation (the “Company”) and its financial institution subsidiaries, Banner Bank and Islanders Bank (the “Bank”), entered into an underwriting agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O’Neill & Partners, L.P. as representative of the underwriters named therein (the “Underwriters”) providing for the offer and sale by the United States Department of the Treasury (“Treasury”) of 124,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $.01 per share (the “Preferred Stock”), at a price of $884.82 per share.  The Preferred Stock was issued to the Treasury on November 21, 2008 in connection with the Company’s participation in the Treasury’s Troubled Asset Relief Capital Purchase Program in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

In the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities arising under the Securities Act, and to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Underwriting Agreement is filed as Exhibit 1.1 hereto and is incorporated herein by reference.  The description of the Underwriting Agreement is a summary and is qualified in its entirety by the terms of the Underwriting Agreement.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

The following exhibit is being furnished herewith and this list shall constitute the exhibit index:

1.1
Underwriting Agreement dated March 28, 2012, by and among Banner Corporation, Banner Bank, Islanders Bank and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O’Neill & Partners, L.P, as representatives of the several underwriters named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BANNER CORPORATION

Date: March 30, 2012	By: /s/Lloyd W. Baker
Lloyd W. Baker
Executive Vice President and Chief Financial Officer